EXHIBIT 23.1


                Consent of Independent Accounts

The Board of Directors
Calspan SRL Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 of Arvin Industries, Inc. of our report dated January 25, 1995 with respect to the consolidated statements of operations, shareholders' equity, and cash flows of Space Industries International, Inc. and subsidiaries (formerly Calspan Holding Corporation), and predecessor to Calspan SRL Corporation, for the year ended January 1, 1995, which report appears in the December 29, 1996 annual report on Form 10-K of Arvin Industries, Inc.


                                   /s/ KPMG Peat Marwick LLP
                                   KPMG Peat Marwick LLP

Buffalo, New York
September 11, 1997